Exhibit 99.1

1855 Lockeway Dr. Suite 501 — Alpharetta, GA 30004 — 678-393-2651 — Fax 678-393-2657

Cellu Tissue Holdings, Inc. Announces Second Quarter Fiscal 2011 Results

Alpharetta, GA – October 6, 2010 – Cellu Tissue Holdings, Inc. (NYSE: CLU), a North American producer of tissue products, today reported net sales of $136.6 million and a net loss of $3.8 million, or a loss of $0.19 per diluted share, for the fiscal 2011 second quarter ended August 27, 2010. As previously announced on September 16, 2010, we entered into a definitive merger agreement with Clearwater Paper Corporation (“Clearwater”), whereby Clearwater would acquire all of the outstanding common stock of the Company in an all-cash transaction, which values the company at approximately $502 million. Under the terms of the agreement, our stockholders will receive $12.00 per share in cash for each share of common stock they own.

Summarized consolidated fiscal 2011 second quarter results compared to fiscal 2010 second quarter results are as follows:

•	Net sales for the fiscal 2011 second quarter were $136.6 million, down 0.8% compared to $137.8 million in the fiscal 2010 second quarter.

•

Income from operations for the fiscal 2011 second quarter was $2.2 million compared to $16.2 million in the fiscal 2010 second quarter. The fiscal 2011 second quarter includes $1.0 million of costs related to the previously discussed merger with Clearwater.

•	Adjusted EBITDA was $11.4 million in the fiscal 2011 second quarter compared to $23.1 million in the fiscal 2010 second quarter.

•

Interest expense for the fiscal 2011 second quarter was $7.8 million compared to $12.3 million in the second quarter of fiscal 2010. The second quarter of fiscal 2010 includes approximately $3.9 million of non-recurring debt refinancing costs.

•

Net loss for the fiscal 2011 second quarter was $3.8 million, or a loss of $0.19 per diluted share, compared to net income of $2.7 million, or earnings of $0.16 per diluted share for the fiscal 2010 second quarter.

“Our fiscal 2011 second quarter results reflect strong and improving fundamentals within our business offset by the continued impact of high pulp prices and no retail market price increase in converted tissue products,” said Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue Holdings. “We made good progress in installing and starting up two new converting lines during the quarter, and made our first shipments out of our new converting facility in Oklahoma City.”

Fiscal 2011 Second Quarter Financial and Operating Results

	Quarter ended
	August 26, 2010	August 27, 2009	Increase (Decrease)
Net sales	$136.6 million	$137.8 million	$(1.2) million	(0.8)%
Gross Profit	$8.8 million	$22.6 million	$(13.8) million	(61.0)%
Income from operations	$2.2 million	$16.2 million	$(14.1) million	(86.7)%
Tons sold	82,204	89,328	(7,124)	(8.0)%
Net selling price per ton	$1,647	$1,519	$128	8.4%

Net sales for the quarter decreased $1.2 million, or 0.8% quarter-over-quarter, primarily as a result of an 8.0% decrease in tons sold, partially offset by hardroll and away-from-home price increases. The decrease in total tons sold primarily reflects a decrease in converted tons sold and in-sourcing of an additional 1,781 tons of hardrolls for our converting operations, which were purchased on the external hardroll market in the prior year period. As a result, we reduced external hardroll shipments by a similar amount and improved the overall sales mix due to higher selling prices for converted tissue products, consistent with the our strategy to increase the vertical integration of our acquired operations and to improve quality control and profitability. Additionally, during the comparable prior year period, we shipped 3,009 tons of converted tissue to support two new substantial product launches.

Net selling price per ton increased 8.4% to $1,647 during the current period from $1,519 during the comparable prior year period. This increase in price primarily reflects increases in hardroll and away-from-home selling prices. Prices in the hardroll market increased in the second quarter of fiscal 2011 but lagged price increases in the pulp market.

Gross profit as a percentage of net sales decreased to 6.5% in the fiscal 2011 second quarter from 16.4% in the fiscal 2010 second quarter. The decline was primarily driven by higher pulp costs, partially offset by increases in hardroll and away-from-home selling prices.

Income from operations for the fiscal 2011 second quarter was $2.2 million compared with $16.2 million in the same period of the prior fiscal year. The decrease was primarily attributable to the decline in gross profit.

Interest Expense

Interest expense, net in the fiscal 2011 second quarter was $7.8 million compared to $12.3 million in the fiscal 2010 second quarter. The fiscal 2010 second quarter includes the effect of extinguishing our Senior Secured Notes due 2010 (the “2010 Notes”) and the issuance of our Senior Secured Notes due 2014 (the “2014 Notes”). Non-recurring costs of extinguishing our 2010 Notes includes both the write-off of deferred financing fees of $2.2 million as well as incremental interest expense of $1.7 million due to the period of time that elapsed between the issuance of the 2014 Notes and the extinguishment of the 2010 Notes.

Income Tax Benefit

Income tax benefit for the fiscal 2011 second quarter was $1.8 million compared to income tax expense of $1.2 million for the fiscal 2010 second quarter. Our effective tax rate for the second quarter of fiscal 2011 was 32%, which includes the beneficial impacts of reductions in applicable foreign tax rates as well as the full phase-in of the tax benefits from the domestic production activities deduction. Management estimates the overall tax rate for fiscal 2011 will be approximately 32%.

Segment Operating Results

Tissue

	Quarter ended
	August 26, 2010	August 27, 2009	Increase (Decrease)
Net sales	$105.9 million	$107.8 million	$(1.8) million	(1.7)%
Income from operations	$4.4 million	$15.4 million	$(11.0) million	(71.5)%
Tons sold:
Converted tissue products	26,773	29,516	(2,743)	(9.3)%
Hardrolls	34,939	36,795	(1,856)	(5.0)%

Total	61,712	66,311	(4,599)	(6.9)%
Overall net selling price per ton	$1,717	$1,625	$91	5.6%

Net sales for Tissue during the quarter decreased to $105.9 million, or 1.7% quarter-over-quarter, primarily as a result of a 6.9% decrease in tons sold, partially offset by hardroll and away-from-home price increases. The decrease in total tons sold is primarily attributable to 3,009 tons of converted tissue shipments to support two new substantial product launches in the comparable prior year period and in-sourcing of an additional 1,781 tons of hardrolls for our converting operations, which were purchased on the external hardroll market in the prior year period. The 5.6% increase in net selling price per ton primarily reflects the increases in hardroll and away-from-home selling prices. Income from operations was $4.4 million in the fiscal 2011 second quarter compared to $15.4 million in the fiscal 2010 second quarter. Income from operations in the fiscal 2011 second quarter reflects rising pulp prices that were partially offset by hardroll price increases.

Machine-Glazed Tissue

	Quarter ended
	August 26, 2010	August 27, 2009	Increase (Decrease)
Net sales	$29.5 million	$27.9 million	$1.5 million	5.5%
Income (loss) from operations	$(1.4) million	$1.3 million	$(2.7) million	(205.4)%
Tons sold:
Hardrolls	17,782	19,893	(2,111)	(10.6)%
Converted tissue products	2,710	3,124	(414)	(13.3)%

Total	20,492	23,017	(2,525)	(11.0)%
Overall net selling price per ton	$1,438	$1,213	$225	18.5%

Net sales in Machine-Glazed Tissue increased to $29.5 million from $27.9 million in the fiscal 2010 second quarter as a result of higher net selling prices, partially offset by lower sales volume. The operating loss for Machine-Glazed Tissue was $1.4 million in the fiscal 2011 second quarter, down compared to operating income of $1.3 million in the fiscal 2010 second quarter primarily attributable to higher fiber costs and lower production volumes, partially offset by higher selling prices.

Foam

	Quarter ended
	August 26, 2010	August 27, 2009	Increase (Decrease)
Net sales	$1.2 million	$2.1 million	$(0.9) million	(40.8)%
Income from operations	$0.3 million	$0.6 million	$(0.3) million	(56.9)%

Net sales in Foam were $1.2 million compared to $2.1 million in the prior fiscal year period due to reduced sales volumes.

Adjusted EBITDA

Earnings before interest, taxes, depreciation, amortization and special items (Adjusted EBITDA) for the second quarter ended August 26, 2010 totaled $11.4 million, compared to $23.1 million for the comparable period in the prior fiscal year.

Pending Merger; Discontinuing Financial Guidance

On September 15, 2010, we entered into an agreement and plan of merger with Clearwater Paper Corporation, pursuant to which a subsidiary of Clearwater will be merged with and into Cellu Tissue, with Cellu Tissue being the surviving corporation and continuing as a wholly-owned subsidiary of Clearwater. In light of the pending merger, we are discontinuing financial guidance for fiscal 2011.

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our second quarter consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, reconciliations of consolidated net income to consolidated EBITDA and reconciliations of consolidated EBITDA to consolidated Adjusted EBITDA.

EBITDA represents earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to reflect the additions and eliminations described in the table below. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP, and our calculation thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our core business.

Management uses EBITDA and Adjusted EBITDA:

•

as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis, as both remove the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the performance and effectiveness of our operational strategies;

•	to evaluate our capacity to fund capital expenditures and expand our business; and

•	to calculate incentive compensation for our employees.

In addition, these measurements are used by investors as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back events that are not part of normal day-to-day operations of our business. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

Cellu Tissue’s management invites you to listen to its conference call on October 7, 2010 at 9:00 a.m. ET regarding fiscal 2011 second quarter consolidated financial results. To participate in the conference call, you may either dial (800) 288-8967 or International (612) 332-0430, or join in listen-only mode to an audio webcast, accessible through the Investor Relations section at www.cellutissue.com. A taped replay of the conference call will be available after 11:00 a.m. on October 7, 2010 until October 21, 2010. The number to all for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 173022. The taped replay information to access the call will also be available in the Investor Relations section of the Company’s website at www.cellutissue.com.

About Cellu Tissue Holdings, Inc.

Cellu Tissue Holdings, Inc. is a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market.

For more information, contact Cellu Tissue Holdings, Inc. at www.cellutissue.com.

The statements contained in this release that are not purely historical, including information regarding our fiscal 2011 estimated tax rate, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu Tissue assumes no obligation to update any such forward-looking statements. Such statements and any other forward-looking statements are subject to risks, assumptions and uncertainties that may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements, including risks related to energy and pulp costs, the growth of our converted tissue business, changes in retail pricing levels and any other risks described in our Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and Form 10-Q for the quarter ended May 27, 2010 and subsequent filings with the SEC.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the three months ended		For the six months ended
	August 26, 2010	August 27, 2009	August 26, 2010	August 27, 2009
Net sales	$136,632,083	$137,796,650	$268,736,228	$256,724,872
Cost of goods sold	127,802,664	115,154,471	247,755,896	214,269,375

Gross profit	8,829,419	22,642,179	20,980,332	42,455,497

Selling, general and administrative expenses	5,594,748	5,355,748	10,987,101	10,856,909
Amortization expense	1,080,163	1,079,268	2,124,717	2,135,692

Income from operations	2,154,508	16,207,163	7,868,514	29,462,896

Interest expense, net	7,838,455	12,331,443	15,319,149	18,837,994
Foreign currency loss (gain)	(142,308)	356,287	73,189	713,226
Other expense (income)	92,075	(355,871)	89,056	(372,445)

Income (loss) before income tax expense	(5,633,714)	3,875,304	(7,612,880)	10,284,121

Income tax (benefit) expense	(1,804,045)	1,157,830	(2,435,852)	5,255,782

Net (loss) income	$(3,829,669)	$2,717,474	$(5,177,028)	$5,028,339

Basic and diluted (loss) earnings per share	$(0.19)	$0.16	$(0.26)	$0.29
Basic shares outstanding	20,184,054	17,477,971	20,176,732	17,477,971
Diluted shares outstanding	20,184,054	17,477,971	20,176,732	17,477,971

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	August 26, 2010	February 28, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$2,229,594	$3,299,033
Receivables, net	55,508,902	49,659,464
Inventories	55,881,584	56,586,982
Prepaid expenses and other current assets	3,033,423	3,810,934
Income tax receivable	3,162,572	2,788,118
Deferred income taxes	1,368,255	1,180,866

Total Current Assets	121,184,330	117,325,397

Property, plant and equipment, net	314,433,569	307,635,021
Goodwill	41,020,138	41,020,138
Other intangibles	25,215,236	27,339,953
Other assets	8,622,698	9,385,877

Total Assets	$510,475,971	$502,706,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving line of credit	$23,000,000	$1,000,750
Accounts payable	27,143,324	34,275,598
Accrued expenses	27,630,519	27,820,255
Accrued interest	6,502,332	6,721,143
Other current liabilities	1,514,095	623,653
Current portion of long-term debt	760,000	760,000

Total Current Liabilities	86,550,270	71,201,399

Long-term debt, less current portion	242,854,431	242,538,125
Deferred income taxes	75,210,816	77,178,393
Other liabilities	821,809	956,444

Stockholders’ Equity:
Common stock, $.01 par value, 23,715,470 shares authorized, 20,186,892 and 20,145,176 issued respectively	201,869	201,452
Capital in excess of par value	103,643,310	103,076,890
Accumulated earnings	2,283,664	7,460,692
Accumulated other comprehensive income (loss)	(1,090,198)	92,991

Total Stockholders’ Equity	105,038,645	110,832,025

Total Liabilities and Stockholders’ Equity	$510,475,971	$502,706,386

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	August 26, 2010	August 27, 2009
Cash flows from operating activities
Net (loss) income	$(5,177,028)	$5,028,339
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	12,940,999	12,050,067
Amortization of intangibles	2,124,717	2,135,692
Amortization and write-off of debt issue costs	769,290	779,510
Accretion and write-off of debt discount	696,306	2,887,919
Stock-based compensation	513,000	422,480
Deferred income taxes	(2,154,966)	2,393,930
Loss on disposal of fixed assets	220,601	147,241
Changes in operating assets and liabilities:
Receivables	(5,874,026)	4,287,654
Inventories	623,423	8,699,026
Prepaid expenses, other current assets and income tax receivable	263,424	(757,153)
Other assets and liabilities	17,703	368,092
Accounts payable, accrued expenses and accrued interest	(7,670,619)	2,429,452

Total adjustments	2,469,852	35,843,910

Net cash (used in) provided by operating activities	(2,707,176)	40,872,249

Cash flows from investing activities
Capital expenditures	(20,031,606)	(11,162,014)

Net cash used in investing activities	(20,031,606)	(11,162,014)

Cash flows from financing activities
Bank overdrafts	—	(3,285,420)
Borrowings on revolving line of credit, net	36,245,609	22,350,147
Payments on revolving line of credit, net	(14,246,359)	(40,880,971)
Payments on long-term debt	(380,000)	(380,000)
Retirement of long-term debt	—	(222,255,572)
Payment of deferred financing fees	—	(9,346,462)
Net proceeds from bond offering	—	245,738,400
Expenses from initial public offering	(171,042)	—
Proceeds from stock options exercised	224,880	—

Net cash provided by (used in) financing activities	21,673,088	(8,059,878)

Effect of foreign currency	(3,745)	15,194

Net (decrease) increase in cash and cash equivalents	(1,069,439)	21,665,551
Cash and cash equivalents at beginning of period	3,299,033	361,035

Cash and cash equivalents at end of period	$2,229,594	$22,026,586

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

BUSINESS SEGMENTS

	Three Months Ended
	August 26,	August 27,
	2010	2009
NET SALES:
Tissue	$105,931,753	$107,781,026
Machine-Glazed Tissue	29,462,776	27,925,877
Foam	1,237,555	2,089,747

Consolidated	$136,632,084	$137,796,650

INCOME (LOSS) FROM OPERATIONS:
Tissue	$4,373,041	$15,356,477
Machine-Glazed Tissue	(1,398,169)	1,326,573
Foam	259,802	603,381

Segment income from operations	3,234,674	17,286,431
Amortization expense	(1,080,163)	(1,079,268)

Consolidated	$2,154,511	$16,207,163

	Six Months Ended
	August 26,	August 27,
	2010	2009
NET SALES:
Tissue	$208,907,911	$201,248,387
Machine-Glazed Tissue	56,795,589	51,519,942
Foam	3,032,728	3,956,543

Consolidated	$268,736,228	$256,724,872

INCOME (LOSS) FROM OPERATIONS:
Tissue	$10,828,681	$27,711,329
Machine-Glazed Tissue	(1,058,812)	2,666,960
Foam	223,362	1,220,299

Segment income from operations	9,993,231	31,598,588
Amortization expense	(2,124,717)	(2,135,692)

Consolidated	$7,868,514	$29,462,896

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA

(Unaudited)

	Three Months Ended
	August 26, 2010	August 27, 2009
NET (LOSS) INCOME	$(3,829,669)	$2,717,474
Add back:
Depreciation	6,551,931	6,122,062
Amortization	1,080,163	1,079,268
Interest expense, net	7,838,455	12,331,443
Income tax (benefit) expense	(1,804,045)	1,157,830

EBITDA	$9,836,835	$23,408,077

	Six Months Ended
	August 26, 2010	August 27, 2009
NET (LOSS) INCOME	$(5,177,028)	$5,028,339
Add back:
Depreciation	12,940,999	12,050,067
Amortization	2,124,717	2,135,692
Interest expense, net	15,319,149	18,837,994
Income tax (benefit) expense	(2,435,852)	5,255,782

EBITDA	$22,771,985	$43,307,874

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED EBITDA TO CONSOLIDATED ADJUSTED EBITDA

(Unaudited)

$ in thousands

	Three months ended
	August 26,	August 27,
	2010	2009
EBITDA (1)	$9,836	$23,408
Adjustments:
APF transition and related costs (3)	—	20
Insurance claim for wrapper damage (4)	—	(346)
Clearwater transaction costs (5)	953	—
Oklahoma City start-up costs (6)	629	—

ADJUSTED EBITDA	$11,418	$23,082

	Six months ended
	August 26,	August 27,
	2010	2009
EBITDA (1)	$22,772	$43,308
Adjustments:
Natural Dam fire (2)	—	250
APF transition and related costs (3)	—	373
Insurance claim for wrapper damage (4)	—	(346)
Clearwater transaction costs (5)	953	—
Oklahoma City start-up costs (6)	629	—

ADJUSTED EBITDA	$24,354	$43,585

(1)	EBITDA includes stock-based compensation expense related to equity awards of $0.2 million and $0.2 million, for the three months ended August 26, 2010 and August 27, 2009, respectively and $0.5 million and $0.4 million for the six months ended August 26, 2010 and August 27, 2010, respectively.
(2)	Insurance deductible costs related to a fire at our Natural Dam mill at our Gouverneur, New York facility.
(3)	In fiscal year 2009, we acquired APF, which was a significant acquisition because of its size and complexity of operations. In connection with the APF acquisition, we determined that several initiatives, to be completed over a twelve-month period, would help achieve identified synergies. These initiatives included eliminating certain overhead functions and aligning those activities with our existing infrastructure as well as consolidating production and inventory storage facilities. Our consolidation of facilities included centralizing the acquired APF production facility and two APF inventory storage facilities located in Hauppauge, New York into one consolidated facility in Long Island, New York and moving machinery for a napkin line from our Neenah, Wisconsin location to the acquired APF Thomaston, Georgia facility.
(4)	Reflects insurance proceeds exceeding the book value for damaged packaging equipment (damaged in transit).
(5)	Represents legal, accounting and related costs incurred in connection with the announced acquisition of the Company by Clearwater Paper Corporation.
(6)	Represents start-up costs for the Company's new facility in Oklahoma City, Oklahoma.